EXHIBIT 3

Execution Version

VOTING AGREEMENT

BY AND AMONG

MEDPAK HOLDINGS, INC.

AND

THE STOCKHOLDERS OF

MTS MEDICATION TECHNOLOGIES, INC.

LISTED ON THE SIGNATURE PAGES HERETO

DATED AS OF AUGUST 7, 2009

i

5.5 Interpretation	11

5.6 Counterparts	11

5.7 Entire Agreement	11

5.8 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	11

5.9 Amendment; Waiver	13

5.10 Remedies	13

5.11 Severability	13

5.12 Successors and Assigns; Third Party Beneficiaries	13

ii

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of August 7, 2009, is by and among MEDPAK HOLDINGS, INC., a Delaware corporation (“Holdings”), and the Persons listed on Schedule I hereto that are parties hereto (collectively, the “Stockholders” and, each individually, a “Stockholder”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Holdings, MTS Medication Technologies, Inc., a Delaware corporation (the “Company”) and MedPak Merger Sub, Inc., a Delaware corporation (“Merger Sub”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) pursuant to which, among other things, upon the terms and subject to the conditions thereof, Merger Sub will merge with and into the Company and each outstanding share of the common stock, par value $0.01 per share, of the Company (the “Common Stock”) will be converted into the right to receive the Merger Consideration specified therein;

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner, in the aggregate, of the number of shares of Common Stock set forth opposite such Stockholder’s name on Schedule I hereto (the “Existing Shares”), all of which such shares such Stockholder controls the right to vote; and

WHEREAS, as a condition precedent to, and in consideration for, Holdings entering into the Merger Agreement and that certain Contribution and Rollover Agreement to be entered into concurrently with the execution of this Agreement and the Merger Agreement, Holdings has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. For purposes of this Agreement, with respect to each Stockholder or other Person, Affiliate shall not include the Company or any Person that is directly or indirectly, through one or more intermediaries, controlled by the Company. For the avoidance of doubt, no officer or director of the Company or Holdings or any of their controlled Affiliates shall be deemed to be an Affiliate of a Stockholder or other Person by virtue of his, her or its status as a director or officer of the Company or Holdings or any of their controlled Affiliates.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, including through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Common Stock” means, the common stock, par value $.01 per share, of the Company.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Covered Shares” means, with respect to a Stockholder, such Stockholder’s Existing Shares, together with any shares of Common Stock or other voting capital stock of the Company and any securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock of the Company, in each case that such Stockholder Beneficially Owns or acquires Beneficial Ownership of on or after the date hereof.

“Family Member” means a Stockholder’s spouse, father, mother, issue (if living with such Stockholder), brother or sister.

“Lien” means any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, put or call option, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

“Representatives” means the officers, directors, employees, agents, advisors and Affiliates of a Person.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, grant a participation in, gift-over, hypothecate or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by interspousal disposition pursuant to domestic relations proceeding, by liquidation, by dissolution, by dividend, by distribution, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, grant, gift, hypothecation or other disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by interspousal disposition pursuant to domestic relations proceeding, by liquidation, by dissolution, by dividend, by distribution, by operation of law or otherwise).

ARTICLE 2

VOTING

2.1 Agreement to Vote. Each Stockholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Company Stockholders Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement of any such Company Stockholders Meeting or any other meeting of the stockholders of the Company, and in connection with any written consent of the stockholders of the Company, such Stockholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto:

(a) appear at each such meeting, in person or by proxy, or otherwise cause its Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares (i) in favor of the adoption of the Merger Agreement and the approval of the Merger and any other actions contemplated thereby or reasonably requested by Holdings in furtherance thereof, submitted for the vote or written consent of stockholders, including, upon request of Holdings, any adjournment or postponement of any Company Stockholders Meeting or any other meeting of stockholders of the Company; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement; (iii) against any Takeover Proposal; and (iv) against any action, agreement or transaction that would impede, interfere with, delay, postpone, discourage, prevent, nullify, frustrate the purposes of, be in opposition to or in competition or inconsistent with, or materially and adversely affect the Merger or any of the transactions contemplated by the Merger Agreement.

2.2 No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to its Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy (except pursuant to Section 2.3 hereof), consent or power of attorney with respect to its Covered Shares, (c) has not taken and shall not knowingly take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing any of his or its obligations under this Agreement, and (d) will not knowingly commit or agree to take any action inconsistent with Section 2.1 of this Agreement or the foregoing. Notwithstanding the foregoing and Section 2.3, if a proxy relating to the Company’s 2009 annual meeting of stockholders is mailed to Company stockholders prior to the termination of this Agreement, each Stockholder may grant a proxy with respect to the voting of his or its Covered Shares at such meeting, provided that no matter relating to the Merger or any transaction contemplated in the Merger Agreement is to be considered at such meeting and that such proxy is not otherwise inconsistent with this Agreement.

2.3 Proxy. In order to secure the obligations set forth herein, each Stockholder hereby irrevocably appoints as his or its proxy and attorney-in-fact, as the case may be Robert A. Martin and Matthew C. Hicks, in their respective capacities as officers of Holdings and any individual who shall hereafter succeed to any such officer of Holdings, and any other Person designated in writing by Holdings (collectively, the “Grantees”), each of them individually, with full power of substitution, to vote or execute written consents with respect to the Covered Shares in accordance with Section 2.1 hereof and, in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meeting of the stockholders of the Company at which any of the matters described in Section 2.1(b) are to be considered; provided that any exercise of this proxy by such Grantees shall be subject to the approval of such exercise by the Board of Directors of Holdings. This proxy is coupled with an interest, constitutes, among other things, a condition precedent of Holdings to enter into the Merger Agreement, and shall be irrevocable, except upon termination of this Agreement, and each Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to the Covered Shares. The power of attorney granted by each Stockholder is a durable power of attorney and will survive the dissolution, bankruptcy and other incapacity of the Stockholder but will not survive any termination of this Agreement, and each proxy granted herein by each Stockholder is executed and is intended to be irrevocable in accordance with the provisions of Section 212 of the General Corporation Law of the State of Delaware. Holdings may terminate this proxy with respect to any Stockholder at any time at its sole election by written notice provided to such Stockholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Stockholders. Each Stockholder (except to the extent otherwise provided herein) hereby severally but not jointly represents and warrants to Holdings as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. Such Stockholder has the requisite power and authority to execute and deliver this Agreement, to carry out his or its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Stockholder of this Agreement, the performance by him or it of the obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder to authorize the execution and delivery of this Agreement, the performance by such Stockholder of the obligations hereunder or the consummation of the transactions contemplated hereby, are required. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Holdings, constitutes a legal, valid and binding agreement of such Stockholder, enforceable against him or it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b) Ownership. Such Stockholder’s Existing Shares are, and all of the Covered Shares owned by such Stockholder from the date hereof through and on the Closing Date will be, Beneficially Owned by such Stockholder, except to the extent such Covered Shares constitute any warrants, options, conversion rights or similar rights with respect to Common Stock (collectively, “Specified Rights”) that expire after the date hereof. Such stockholder has good and valid title to such Stockholder’s Existing Shares, free and clear of any Lien except as set forth on Schedule II. Except to the extent Covered Shares constitute Specified Rights that expire after the date hereof and except as set forth on Schedule II, each Stockholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares and with respect to all of the Covered Shares owned by such Stockholder at all times through the Closing Date (subject, in the case of Covered Shares underlying Specified Rights acquired after the date hereof, to the terms of such Specified Rights).

(c) No Violation. Neither the execution and delivery of this Agreement by such Stockholder nor the performance by such Stockholder of his or its obligations under this Agreement will (A) result in a violation or breach of, or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties, rights or assets, including but not limited to the Existing Shares, owned or operated by such Stockholder, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to such Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of his or its respective properties, rights or assets may be bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform fully his or its obligations under this

Agreement or to consummate the transactions contemplated by this Agreement on a timely basis, or (B) violate any judgments, decrees, injunctions, rulings, awards, settlements, stipulations, orders (collectively, “Orders”) or laws applicable to such Stockholder or any of his or its properties, rights or assets or, in the case of Jade Partners, result in a violation or breach of or conflict with its partnership agreement.

(d) Consents and Approvals. No consent, approval, Order or authorization of, or registration, declaration or filing with, any governmental authority is necessary to be obtained or made by such Stockholder in connection with such Stockholder’s execution, delivery and performance of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby, except (i) for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(e) Absence of Litigation. There is no action, litigation or proceeding pending or an Order of any governmental authority outstanding and, to the knowledge of such Stockholder, there is no such action, litigation, proceeding or Order threatened, against such Stockholder or his or its Existing Shares which may prevent or materially delay such Stockholder from performing his or its obligations under this Agreement or consummating the transactions contemplated hereby on a timely basis.

(f) Reliance by Holdings. Such Stockholder understands and acknowledges that Holdings is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties of such Stockholder contained herein.

3.2 Representations and Warranties of Holdings. Holdings hereby represents and warrants to each Stockholder that the execution and delivery of this Agreement by Holdings and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Holdings.

ARTICLE 4

OTHER COVENANTS

4.1 Prohibition on Transfers, Other Actions. Each Stockholder hereby agrees not to (i) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein; (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, such Stockholder’s representations, warranties, covenants and obligations under this Agreement; (iii) take any action that could restrict or otherwise affect such Stockholder’s legal power, authority and right to comply with and perform his or its covenants and obligations under this Agreement; or (iv) permit the Covered Shares to become subject to any Lien. Notwithstanding the foregoing, such Stockholder shall have the right to transfer Covered Shares to (1) any Family Member; (2) the trustee or trustees of a trust for the benefit of such Stockholder and/or one or more Family Members; (3) a partnership of which such Stockholder and/or Family Members owns all of the partnership interests; (4) a limited liability company of which such Stockholder and/or any Family Members owns all of the membership interests; or (5) the executor, administrator or personal representative of the estate of Stockholder (each a “Permitted Transferee”), provided that (i) before any such transfer, the Permitted Transferee agrees in writing, in form and substance reasonably satisfactory to Holdings, to be bound as a Stockholder under this Agreement, and (ii) such Stockholder and Permitted Transferee have not breached or violated this Agreement. Such Stockholder acknowledges and agrees that any transfer permitted by this Section 4.1 will not be effective until the transferee agrees in writing to be bound by the terms of this Agreement. Any Transfer in violation of this provision shall be null and void. In furtherance of this Agreement, concurrently herewith, each Stockholder shall, and hereby authorizes Holdings, the Company or their respective counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Stockholders’ Covered Shares and that this Agreement places limits on the voting and transfer of such Covered Shares.

4.2 Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3 No Solicitation. Each Stockholder agrees that he or it will not, and shall use his or its reasonable best efforts to cause his or its Representatives not to, directly or indirectly or through another Person, (i) solicit, initiate or knowingly encourage, the submission of any Takeover Proposal or the making or consummation thereto, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information about the Company in connection with, or otherwise cooperate in any way with, any Takeover Proposal, (iii) make or participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the U.S. Securities and Exchange Commission) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Common Stock in connection with any vote or other action on any matter, other than to recommend that stockholders of the Company vote in favor of the adoption of the Merger Agreement and as otherwise expressly provided for in this Agreement, or (iv) agree or publicly propose to do any of the foregoing; provided, however, that such Stockholder may (x) provide access or furnish information with respect to the Company to any Person (that is not an affiliate of such Stockholder) making a Takeover Proposal (and its Representatives) if at such time the Company is permitted to do so in accordance with, and such Stockholder and such action is not in breach of, Section 5.3 of the Merger Agreement and prior to such Stockholder furnishing such information to such Person, the Company receives from such Person an executed confidentiality agreement no less restrictive than the Confidentiality Agreement and furnishes Holdings with any such information that has not previously been furnished, and (y) engage in discussions or negotiations with the Person making a Takeover Proposal (and its Representatives) regarding such Takeover Proposal if at such time the Company is permitted to engage in, and is actually engaged in, discussions or negotiations with such Person regarding such Takeover Proposal in accordance with, and such Stockholder and such action is not in breach of, Section 5.3 of the Merger Agreement. Each Stockholder hereby represents that, as of the date hereof, such Stockholder is not engaged in any discussions or negotiations with respect to any Takeover Proposal, and agrees to cause such Stockholder’s Representatives to immediately cease, and cause to be terminated, all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal and to immediately request the prompt return or destruction of all confidential information previously furnished in connection therewith, and to immediately take commercially reasonable steps to inform his or its Representatives of the obligations undertaken by such Stockholder pursuant to this Agreement, including this Section 4.3.

4.4 Notice of Acquisitions, Proposals Regarding Prohibited Transactions. Each Stockholder hereby agrees to notify Holdings as promptly as practicable (and in any event within 24 hours after receipt) of (i) the number of any additional shares of Common Stock or other securities of the Company of which Stockholder acquires Beneficial Ownership on or after the date hereof, and (ii) any inquiries or proposals which are received by, any information which is requested from, or any negotiations or discussions which are sought to be initiated or continued with, such Stockholder or any of his or its Affiliates (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such inquiries, proposals, information, negotiations or discussions) with respect to any Takeover Proposal or any other matter referred to in Section 4.3 (including the material terms thereof and the identity of such Person(s) making such inquiry or proposal, requesting such information or seeking to initiate or continue such negotiations or discussions, as the case may be). Each Stockholder will keep Holdings informed on a reasonably current basis of material developments with respect to any such Takeover Proposal (and shall provide Holdings with any written materials relating to such Takeover Proposal).

4.5 Waiver of Appraisal Rights and Actions. To the fullest extent permitted by applicable law, each Stockholder hereby (i) agrees not to make a written demand or file a petition for appraisal, and hereby agrees to waive any rights to appraisal, in respect of its Covered Shares pursuant to Section 262 of the General Corporation Law of the State of Delaware in connection with the Merger, and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Merger Sub, Holdings or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement, including any claim (x) challenging the validity of or seeking to enjoin the operation of, any provision of this Agreement, other than claims or actions arising out of any breach of this Agreement by Holdings, or (y) alleging any breach of any fiduciary duty of the Board of Directors of the Company in connection with the negotiation, execution and delivery of the Merger Agreement.

4.6 Further Assurances. From time to time, at Holdings’ request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or advisable to effect the actions and consummate the transactions contemplated by this Agreement.

4.7 Stockholder Capacity. Each Stockholder has entered into this Agreement solely in the capacity as a Beneficial Owner of Covered Shares. Notwithstanding anything to the contrary contained in this Agreement: (i) none of the provisions of this Agreement shall be construed to prohibit, limit or restrict any Stockholder or any Representative of any Stockholder

who is an officer or a member of the Board of Directors of the Company or Holdings from exercising his or its fiduciary duties to the Company or Holdings by voting or taking any other action whatsoever in his or her capacity as an officer or director, including with respect to the Merger Agreement and the transactions contemplated thereby; and (ii) no action taken by the Company or Holdings in respect of any Takeover Proposal shall serve as the basis of a claim that a Stockholder is in breach of its obligations hereunder notwithstanding the fact that such Stockholder or his or its Representatives have provided advice or assistance to the Company or Holdings in connection therewith.

4.8 Stockholders Agreement. On the Closing Date, each of Holdings and the Stockholders shall execute and deliver the Stockholders Agreement, substantially in the form agreed to by Holdings and the Stockholders as of the date hereof.

ARTICLE 5

MISCELLANEOUS

5.1 Termination. This Agreement shall remain in effect until the earliest to occur of (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; (iii) the amendment of the Merger Agreement to decrease the Merger Consideration (except as contemplated thereby) or otherwise alter the Merger Agreement in a manner adverse to the Stockholders unless such amendment has been consented to by each Stockholder in writing prior to such amendment; or (iv) the written agreement of the Stockholders and Holdings to terminate this Agreement. After the occurrence of such applicable event, this Agreement shall terminate and be of no further force. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

5.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Holdings any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefit relating to the Covered Shares shall remain vested in and belong to each Stockholder, and Holdings shall have no authority to direct such Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.3 Publicity. Each Stockholder hereby permits Holdings and the Company to include and disclose in the Schedule 13E-3, the Proxy Statement and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Merger and the transaction contemplated in the Merger Agreement such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s commitments, arrangements and understandings pursuant to this Agreement.

5.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by telecopy (upon telephonic confirmation of receipt) or on the first Business Day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Holdings, to:	MedPak Holdings, Inc.
100 Fillmore Place, Suite 300
Denver, CO 80206
	Attn:	Robert A. Martin
Matthew C. Hicks
	Fax:	(303) 764-2411

with a copy to (which shall not constitute notice):	Excellere Partners 100 Fillmore Place, Suite 300
Denver, CO 80206
	Attn:	Robert A. Martin
Matthew C. Hicks
	Fax:	(303) 764-2411

and a copy to (which	Hogan & Hartson, LLP
shall not constitute notice):	One Tabor Center
1200 Seventeenth St., Suite 1500
Denver, CO 80202
	Attn:	George A. Hagerty
	Fax:	(303) 899-7333

If to any Stockholder, to:	[Stockholder]
c/o MTS Medication Technologies, Inc.
2003 Gandy Boulevard North
St. Petersburg, Florida 33702
Facsimile: (727) 579-8067

and to

The address of such Stockholder set forth on the Accredited Investor Questionnaire of such Stockholder.

If to the Company, to:	MTS Medication Technologies, Inc.
2003 Gandy Boulevard North
St. Petersburg, Florida 33702
Attention: Chet Borgida, Chairman of the Special Committee
Facsimile: (727) 579-8067

MTS Medication Technologies, Inc.
2003 Gandy Boulevard North
St. Petersburg, Florida 33702
Attention: Todd E. Siegel

Facsimile: (727) 579-8067

with copies (which shall not constitute notice) to:

Shumaker, Loop & Kendrick, LLP
101 East Kennedy Boulevard
Suite 2800
Tampa, Florida 33602
Attn: Darrell C. Smith
Facsimile: (813) 229-1660

and

Holland & Knight LLP
100 North Tampa Street, Suite 4100
Tampa, Florida 33602
Attention: Robert J. Grammig and Richard B. Hadlow
Facsimile: (813) 229-0134

5.5 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

5.6 Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

5.7 Entire Agreement. This Agreement and, solely to the extent of the defined terms referenced herein, the Merger Agreement, together with the schedules annexed hereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

5.8 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions (without the requirement of securing or posting any bond in connection with such remedy) to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto (i) irrevocably consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or a Federal court of the United States of America located in the State of Delaware. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in such courts. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for giving notices in Section 5.4. Nothing in this Section 5.8(a), however, shall affect the right of any party to serve legal process in any other manner permitted by law.

(b) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.8.

5.9 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by Holdings and each Stockholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to Holdings and the Stockholders. No amendment or waiver shall be effective unless, (a) in the case of Holdings, the Board of Directors of Holdings shall have approved such amendment or waiver, and (b) the Board of Directors of the Company, shall have given its written consent, such consent not to be unreasonably withheld.

5.10 Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

5.11 Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its equity holders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

5.12 Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than (a) the parties hereto, (b) the Company, solely to the extent specified in the next succeeding sentence, or (c) the parties respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The parties hereto agree that the Company shall be an intended third party beneficiary of this Agreement solely to the extent of its right to consent to amendments to or waivers under this Agreement as specified in Section 5.9.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

HOLDINGS:

MEDPAK HOLDINGS, INC.

By:	/s/ Robert A. Martin
Name:	Robert A. Martin
Title:	Chairperson and President

STOCKHOLDERS:

/s/ Todd E. Siegel
Todd E. Siegel

JADE PARTNERS

By:	/s/ Todd E. Siegel
Name:	Todd E. Siegel
Title:	Trustee of the Siegel Family QTIP Trust, as Managing General Partner

[Signature Page to Voting Agreement]

/s/ Michael P. Conroy
Michael P. Conroy

[Signature Page to Voting Agreement]

/s/ Michael D. Stevenson
Michael D. Stevenson

[Signature Page to Voting Agreement]

/s/ Peter A. Williams
Peter A. Williams

[Signature Page to Voting Agreement]

/s/ Ron Rosenbaum
Ron Rosenbaum

[Signature Page to Voting Agreement]

Schedule I

STOCKHOLDER INFORMATION

Name	Existing Shares Beneficially Owned
Todd E. Siegel	1,724,810	(1)
Jade Partners	1,606,125
Michael P. Conroy	54,731	(2)
Michael D. Stevenson	196,570	(3)
Peter A. Williams	77,200	(4)
Ron Rosenbaum	136,136	(5)

(1)	Includes (i) 1,606,125 shares held by Jade Partners, (ii) 61,908 shares held directly, and (iii) 56,777 options to purchase Common Stock (not all of which are exercisable within 60 days).
(2)	Includes options to acquire 28,315 shares of Common Stock (not all of which are exercisable within 60 days).
(3)	Includes options to acquire 87,582 shares of Common Stock (not all of which are exercisable within 60 days) and 25,000 restricted stock units (none of which vests within 60 days).
(4)	Includes options to acquire 1,200 shares of Common Stock (all of which are currently exercisable) and 56,000 restricted stock units (none of which vests within 60 days).
(5)	Includes options to acquire 106,136 shares of Common Stock (not all of which are exercisable within 60 days).

Schedule II

EXCEPTIONS TO CLEAR TITLE AND SOLE BENEFICIAL OWNERSHIP

1.	One Million Shares beneficially held by Todd E. Siegel are on margin with Old Harbor Bank.